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                                                                    EXHIBIT 10.1

May 23, 2003

Mr. John Fuller
20 Salinas
Foothill Ranch, CA  92610

Dear John:

I am pleased to confirm our offer of employment made to you for the position of Chief Financial Officer for Rubio's Restaurants, Inc. (Rubio's) reporting directly to me under the terms and conditions outlined below:

Start Date:  June 16, 2003

Base Salary: An annual rate of $200,000, paid biweekly at a rate of $7,692.30 and subject to withholdings and deductions as required by law. Your salary will be reviewed annually and may be adjusted based on such review.

Bonus Plan: For calendar year 2003, you will be eligible to earn up to 25% of your base salary if pretax income equals or exceeds the budget range for bonus in accordance with the Rubio's Fiscal 2003 Executive Bonus Plan (a summary copy of which is enclosed). Additionally, 10% of pretax income above the high end of this range for 2003 will be paid in accordance with the terms of such bonus plan for 2003. The bonus plan will be adjusted if changes are made to GAAP or accounting principles permitted by SEC rules. Both bonuses will be prorated by the number of months you are employed with Rubio's for 2003. For calendar year 2004 and later calendar years, you will participate in the Executive Bonus Plans developed for those years as ultimately approved by the Compensation Committee of the Board of Directors.

You may also participate in other bonus or incentive plans adopted by Rubio's that are applicable to your position. Bonus criteria for each subsequent year will be mutually determined within a reasonable period of time at the close of each fiscal year.

Stock Options: Stock Options for 100,000 shares of Rubio's Restaurants, Inc. common stock, pursuant and subject to Rubio's 1999 Stock Incentive Plan, will be granted to you on your Start Date at the closing market price on the date of the grant. They will vest at 20% at the end of the first year and each month thereafter for 48 months on a pro-rata basis.


Relocation of Household goods: You will be relocating to the San Diego area by a mutually agreed upon time. You will be reimbursed for all applicable moving expenses up to $100,000 which is expected to cover all reasonable and customary relocation costs for you and your family (i.e., home sale, home purchase, movement of household goods, temporary living expenses, interim travel to former location expenses, etc.). Amounts above the allowable IRS reimbursements for relocation will be grossed-up for taxes at the applicable state and federal tax rates. You will need to submit relocation expense receipts to Rubio's Controller who will work with you to mitigate the tax impact for both you and the Company.

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Automobile: Car allowance of $450 per month plus $0.15 per mile (exclusive of commuter mileage).

Vacation: 10 days per year accrued pro-rata on a monthly basis.

Health Plans: You will be eligible to participate in Rubio's medical (including Exec-U-Care), dental, employee assistance program (EAP), vision, and life insurance programs (executive level term life insurance is two times annual salary) effective the first day of the month following two consecutive months of service. You will be reimbursed for any COBRA premiums incurred during this waiting period.

Professional Reimbursements: You will be reimbursed for reasonable expenses necessarily incurred in the performance of your duties, including, but not limited to, cell phone service, long distance telephone service, facsimile and duplication services, overnight and courier services, travel expenses, expenses related to attendance at industry conferences and membership in industry associations.

401(k) Plan: You will be eligible to participate in Rubio's 401(k) Plan effective the first day of the month following two consecutive months of service. Currently, after one year of service you will be matched at a rate of 25% of the first 6% of the salary you contribute. (Although our 401(k) plan allows for up to 15% of compensation as an employee's contribution, you should be aware that our most recent discrimination testing has limited actual contributions for highly paid executives to approximately 1%.)

Meal Discount: You and your family will be eligible for a meal discount of 50% for food consumed at Rubio's Restaurants.

At-Will Employment: Employment with Rubio's Restaurants, Inc. is not for a specific term and can be terminated by you or the Company at any time and for any reason, with or without cause or advanced notice. The At-Will nature of your employment described in this offer letter shall constitute the entire agreement between you and Rubio's concerning the nature and duration of your employment and the circumstance under which you or the Company may terminate the employment relationship. No oral statement by any person can change the At-Will nature of your employment with Rubio's.

Although your job duties, title, and compensation benefits may change over time, the At-Will term of your employment with Rubio's can only be changed in writing, signed by you and the President or Chairman of the Company, and which expressly states the intention to change the At-Will term of your employment. Any prior representations to the contrary are superseded by the terms of this offer.

Confidentiality and Non-Solicitation: One of the conditions of your employment with Rubio's is the maintenance of the confidentiality of Rubio's proprietary and confidential information. You agree during and after the period of your employment with Rubio's not to use, directly or indirectly, any confidential information other than in the course of performing duties as an employee of Rubio's. You further agree that during your term of employment and for two (2) years thereafter, not to encourage or solicit, directly or indirectly, any employee of Rubio's to leave the Company for any reason. You will be required to execute the Company's Proprietary Information and Inventions Agreement on your first day of employment.

Company Policy: As an employee of Rubio's, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Rubio's policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

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Arbitration: Rubio's maintains a policy of mandatory arbitration. This means that any and all disputes that you may have with Rubio's, or any of Rubio's other employees, which arise out of your employment will be resolved through final and binding arbitration. This includes, without limitation, disputes relating to offer letters, your employment by Rubio's or the termination thereof, claims for breach of contract, claims for breach of covenant of good faith and fair dealing, any claims of discrimination or harassment, any claims under any federal, state or local law or regulation now in existence or hereinafter enacted and amended from time to time concerning in any way the subject of your employment with Rubio's or your termination. You agree that arbitration shall be instead of any civil lawsuit and you waive your right to pursue any and all employment-related claims in court.

This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

The foregoing offer of employment with Rubio's is contingent upon your successful completion of a background and reference checks, pre-employment drug and alcohol screen, your execution of this letter, the Company's Proprietary Information and Inventions Agreement, the Company's Arbitration Agreement and all other forms presented at the time of hire. This offer is further contingent upon the Company's verification of the information provided to us in your application form, resume and attachments, if any.

The existence and terms of this offer letter should remain confidential except for disclosure to your spouse, attorneys, accountants and other tax or financial professional advisors to whom the disclosure is necessary.

John, we are very excited about your joining our team. We are confident that you have much to contribute to the success of Rubio's. The strength of our organization, the quality and experience of our personnel, and your presence will facilitate this success.

If you wish to accept our offer of employment on the terms described herein, please acknowledge your acceptance by signing below and returning the original to me within ten (10) business days. A copy of this letter has been enclosed for your records. If you have any questions, please do not hesitate to contact me by calling (760) 602-3625.

Sincerely,

/s/ Sheri Miksa

Sheri Miksa
President and Chief Operating Officer
Rubio's Restaurants, Inc.

I have read, understand and accept the terms and conditions of the above offer of employment.

Accepted:  /s/ John Fuller                  Date:
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           John Fuller

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July 2, 2003

Mr. John Fuller
20 Salinas
Foothill Ranch, CA  92610

Dear John:

The following is an addendum to your offer letter dated May 23, 2003 as approved by the Compensation Committee of the Board of Directors. All other terms of your offer letter remain the same:

Severance Benefits: If your employment is terminated, without Cause or upon Disability, as defined below, you will be paid, subject to signing our standard release agreement, six (6) months of your salary in effect as of your termination date, in thirteen (13) equal biweekly installments, and subject to all appropriate deductions and withholdings. In addition, you will have continued enrollment in the health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan), including life insurance, for a period of six months or until your eligibility under another employer's group benefit plan, whichever event occurs first.

Disability: "Disability" means the medical determination that you are eligible for benefits under the Company's long term disability insurance plan.

Cause: "Cause" means: (a) willful failure by you to substantially perform your duties under this agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment (b) conviction of or a plea of "guilty" or "no contest" to, a felony or crime involving an act of moral turpitude, dishonesty, or misfeasance under the laws of the United States or any state thereof; (c) refusal to follow, or material neglect of, reasonable requests of the Company's Board of Directors or its designee(s), if unremedied following thirty (30) days' written notice; (d) conduct that substantially interferes with or damages the standing, reputation, financial condition or prospects of the Company, after you have been given ten
(10) days' notice and an opportunity to respond; or (e) a material or willful violation of a federal or state law or regulation applicable to the business of the Company. If your employment is terminated without Cause you shall be paid the Severance Benefits described above under Severance Benefits.

The following is not an addendum, but is being restated here for clarity:

At-Will Employment: Employment with Rubio's Restaurants, Inc. is not for a specific term and can be terminated by you or the Company at any time and for any reason, with or without cause or advanced notice. The At-Will nature of your employment described in your original offer letter shall constitute the entire agreement between you and Rubio's concerning the nature and duration of your employment and the circumstance under which you or the Company may terminate the employment relationship. No oral statement by any person can change the At-Will nature of your employment with Rubio's.

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Although your job duties, title, and compensation benefits may change over time, the At-Will term of your employment with Rubio's can only be changed in writing, signed by you and the President or Chairman of the Company, and which expressly states the intention to change the At-Will term of your employment. Any prior representations to the contrary are superseded by the terms of this offer.

The existence and terms of your offer letter and this addendum should remain confidential except for disclosure to your spouse, attorneys, accountants and other tax or financial professional advisors to whom the disclosure is necessary.

Sincerely,

/s/ Sheri Miksa

Sheri Miksa
President and Chief Operating Officer

Accepted:  /s/ John Fuller                  Date:
         ----------------------------------       -------------------
           John Fuller

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